Exhibit 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT

    This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of April 28, 2021 by and between Bausch Health Companies Inc., a Canadian corporation (the “Company”), and Paul Herendeen, an individual (“Executive”).

    WHEREAS, the Company (as it was previously known) and Executive entered into that certain Employment Agreement dated as of August 17, 2016 (the “Agreement”) and wish to amend the Agreement through this Amendment, effective as of the date hereof. Capitalized terms used herein but not defined shall have the respective meanings ascribed to such terms in the Agreement; and,

    WHEREAS, on March 11, 2021, the Company announced that Executive will step down from his role as Chief Financial Officer, and will be appointed to the newly created role of Advisor to the Chairman and Chief Executive Officer of the Company, effective June 1, 2021.

    NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Company and Executive hereby agree as follows:

1.AMENDMENTS
(a)Section 1 of the Agreement is hereby deleted and replaced in its entirety with the following:

Employment Term. The employment term (the “Employment Term”) of Executive’s employment under this Agreement shall be for the period commencing on June 1, 2021 (the “Commencement Date”) and shall continue through May 31, 2022 and may be renewed if mutually agreed by the Executive and the Company.

(b)Section 2(a) is hereby deleted and replaced in its entirety with the following:

Effective as of the Commencement Date, Executive shall be employed as Advisor to the Chairman and Chief Executive Officer of the Company and shall report directly to the Chairman and Chief Executive Officer of the Company.

(c)Section 3 is hereby deleted and replaced in its entirety with the following:

Annual Compensation.

(a) Base Salary. During the Employment Term, Executive shall be paid an annual base salary of $500,000 (“Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect.

(b) Performance Bonus. Subject to the terms of the Company’s annual incentive cash bonus program as in effect from time to time and the provisions hereof, for the 2021 fiscal year, Executive shall be eligible to receive a target annual cash bonus of 120% (“Target Bonus”) of Base Salary with the opportunity to receive a maximum annual cash bonus of 200% of the Target Bonus, prorated for the portion of the year in which Executive was the Chief Financial Officer of the Company. Annual bonuses, if any, will be payable in the Company’s discretion and in accordance with the Company’s customary practices applicable to bonuses paid to similarly situated executives of the Company. Executive shall be ineligible for any performance bonus, whether in the form of cash or equity compensation, in his capacity as the Advisor to the Chairman and Chief Executive Officer.
(c) Separation Bonus Program. During the Employment Term, Executive shall be eligible to continue participation in the Spinoff Bonus Program as described in the letter to the Executive from the Chairman and Chief Executive Officer of the Company dated November 2, 2020.

(d)Section 4 is hereby deleted in its entirety.

(e)Section 9 is hereby deleted and replaced in its entirety with the following:

Compensation Upon Termination.

(a) Termination for Any Reason Including Expiration of Employment Term Upon Non-Renewal. Upon termination of Executive’s employment for any reason, Executive shall be entitled to the following benefits, subject to Section 15(e) of the Agreement:

(1)reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination date;
(2)any earned and accrued but unpaid Base Salary through the termination date;
(3)any previous compensation which Executive has previously earned or deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of applicable deferred compensation plans or arrangements then in effect;
(4)equity and incentive awards, to the extent previously earned or vested, shall be paid or delivered to Executive in accordance with the terms of such awards;
(5)unvested equity awards held by Executive at the time of termination shall be governed by the terms of applicable award agreements; and
(6)any amount of benefit as provided under any benefit plan or program.

(f)The first sentence of Section 15(b) is hereby deleted and replaced in its entirety with the following:

Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by

Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to each other party; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company with a copy to the Compensation Committee of the Board.

2.EFFECTIVENESS OF AMENDMENT; COUNTERPARTS

This Amendment shall become effective on the date hereof. Except as amended by the terms of this Amendment, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment may be executed by electronic transmission (i.e., facsimile or electronically transmitted portable document (PDF) or DocuSign or similar electronic signature) and in counterparts any one of which need not contain the signature of more than one Party, but all such counterparts taken together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

THE COMPANY:
BAUSCH HEALTH COMPANIES INC.
By: /s/ JOSEPH C. PAPA
Name: Joseph C. Papa
Title: Chairman & Chief Executive Officer

EXECUTIVE:
/s/ PAUL HERENDEEN
Paul Herendeen

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